Exhibit 99.1

ATLANTA--(BUSINESS WIRE)--smarTVideo™ Technologies, Inc. d/b/a uVuMobile™ (OTCBB: SMVD - News) announced today the successful implementation of the Company's name change from smarTVideo™ Technologies, Inc. to uVuMobile™, Inc. (pronounced “you-view”). The Company will officially begin trading under its new ticker symbol, UVUM.OB, on Monday, June 4, 2007.

“The name uVuMobile™ captures the direction of our industry and emphasizes our Company's presence in the business. The mobile device is no longer just a person-to-person communication tool, but the screen on which consumers view or ‘vu’ the world,” said Dave Ross, Interim Chief Executive Officer and President of uVuMobile™. “With the name change process complete, we continue to devote our full attention to building out the corporate brand, carrier relationships and new product offerings.”

In February of this year, the Company announced Mobilecasting™, a new proprietary mobile platform delivering innovative, interactive audio and video-based wireless applications. Since then, uVuMobile™ has announced an exclusive agreement with America's largest radio network, Westwood One, to leverage the uVuRadio™ Mobilecasting™ Platform, along with deals to bring prestigious programs such as The Dennis Miller Show and Notre Dame College Football broadcasts to mobile.

About uVuMobile™

In implementing its vision for doing business in the mobile marketplace, the Company plans to offer entertainment brands, carriers, developers, aggregators, distribution partners and other players in the mobile value chain, a full suite of products and platforms including backend media hosting, application development, mobile marketing, messaging, content aggregation, billing, advertising and other services directed towards the mobile business-to-business market.

Capitalizing on the ever-increasing demand by consumers for personalized and interactive entertainment, the Company also enables consumers to obtain their entertainment and media anywhere, anytime to select media-enabled devices with the smarTVideo™ subscription service. For additional information, please visit http://www.uVuMobile.com.

Contact:

uVuMobile™
Ron Warren, 770-279-3100
Vice President - Investor Relations &
Corporate Communications
www.uVuMobile.com
or
Bender/Helper Impact for uVuMobile™
Jonalyn Morris/Jeanette Liang, 310-473-4147
jonalyn_morris@bhimpact.com
jeanette_liang@bhimpact.com